Exhibit 99.1

BRE FINANCIAL NEWS
Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

FOR IMMEDIATE RELEASE

BRE PROPERTIES ANNOUNCES PRICING OF $400 MILLION

OF CONVERTIBLE SENIOR NOTES

August 9, 2006 (San Francisco) – BRE Properties, Inc., (NYSE:BRE) today announced the pricing of a private offering of $400 million aggregate principal amount of its 4.125% Convertible Senior Notes due 2026. The company has granted to the initial purchasers of the notes an option to purchase up to an additional $60 million aggregate principal amount of notes for a period of 30 days from the date of this release to cover over-allotments.

The company expects to use the net proceeds from the sale of the notes to redeem or repurchase existing senior unsecured indebtedness, repurchase concurrently with the closing of this offering up to approximately 1,342,883 million shares of the company’s common stock at a price of $55.85 per share, for general corporate purposes and, pending such uses, to temporarily reduce borrowings under the company’s unsecured credit facility.

Holders of the notes may convert their notes into cash or a combination of cash and shares of the company’s common stock, at the company’s option, at any time on or after July 15, 2026 but prior to the close of business on the second business day prior to maturity and upon the occurrence of specified events. The notes will be convertible at an initial conversion rate of 14.0432 shares per $1,000 principal amount of notes. At the initial conversion rate, the notes will be convertible into common stock at a conversion price of approximately $71.21 per share, which represents a 27.50% premium over the last reported sale price of the company’s common stock on August 9, 2006, which was $55.85 per share. The initial conversion rate is subject to adjustment in certain circumstances.

Prior to February 21, 2012, the company may not redeem the notes except to preserve its status as a REIT. On or after February 21, 2012, the company may redeem all or a portion of the notes for cash at a redemption price equal to 100% of the principal amount plus accrued but unpaid interest (including additional interest), if any.

BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

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On February 21, 2012, August 15, 2013, August 15, 2016, August 15, 2021 or after the occurrence of certain change in control transactions, holders of the notes may require the company to repurchase all or a portion of the notes for cash at a purchase price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any.

The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and any shares of the company’s common stock that may be issued upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intonations. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in affecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no liability to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

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